SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission file number 33-67854

Date of Report (Date of earliest event reported) December 4, 2000

CMI INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	57-0836097

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 Gervais Street, Suite 700, Columbia, South Carolina 29201

(Address of principal executive offices)

(Registrant’s telephone number, including area code) (803) 771-4434

NOT APPLICABLE

(Former name, former address and formal fiscal year, if changed since last report)

Item 5. Other Events.

Plant Closings

      CMI Industries, Inc. (the “Company”) recently announced that it is shutting down two of its textile manufacturing facilities – the Geneva Plants located in Geneva, Alabama and the Bailey Plant located in Clinton, South Carolina.

      In deciding to shut down its Geneva Plants, the Company cited continuing competition from imported textile goods and a general softness in the textile industry. The closure of the Geneva Plants, which began operations in 1977, is scheduled to be completed by February 5, 2001, which will eliminate approximately 340,200 square feet of manufacturing space and 69,500 square feet of warehouse and office space.

      The Company is consolidating its Bailey Plant operations with its Vance Complex which is also located in Clinton, South Carolina. The Company cited that closing the Bailey Plant and relocating certain equipment to its Vance Complex is designed to eliminate process duplication and strengthen the Company’s ability to compete with the continuing increase of imported textile goods. The consolidation will provide the Vance Complex with the manufacturing flexibility to respond to market needs and improve operating schedules. The Vance Complex will be a completely vertically integrated manufacturing complex with expanded capabilities to produce a wider range of yarns and fabrics for the markets serviced by the Company. The Company will begin relocating equipment from the Bailey Plant to the Vance Complex immediately and expects to fully shut down the Bailey Plant operations by April 1, 2001, which will eliminate approximately 224,100 square feet of manufacturing space and 53,100 square feet of warehouse and office space.

Charges Due To Plant Closings

      The Company anticipates reporting a $5.0 million charge in the fourth quarter of 2000 associated with closing the Geneva and Bailey facilities. The charge will consist of a $4.3 million non-cash charge associated with asset writeoffs and the disposal of equipment and the two closed facilities. Additionally, the charge will include approximately $0.7 million in severance and benefit costs for the approximately 350 associates impacted by the plant closures. In addition to the $5.0 million charge, the Company expects to incur run-out expenses related to plant closings of $1.4 million. These expenses will be charged to operations as incurred primarily in the March Quarter 2001 and continuing to a lesser extent in the June Quarter 2001.

Amendment of Credit Facility

      The lenders of the Company’s secured revolving credit facility waived compliance by the Company for the fiscal year ended December 30, 2000 of certain financial covenants of the Amended and Restated Loan and Security Agreement dated as of May 28, 1999 (the “Facility”). Specifically, the lenders waived compliance of (1) the requirement that the Company’s ratio of EBITDA to interest on the last day of fiscal year 2000 equal or exceed 1.2 to 1; (2) the requirement that the Company’s consolidated net worth (in addition to certain other charges and payments) equal or exceed $30 million; and (3) the requirement that the Company’s fixed charge coverage ratio on the last day of fiscal year 2000 equal or exceed 1.0 to 1. As of February 1, 2001, the Company had no outstanding loan balance under the Facility.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and (b) not applicable.

(c) Exhibits.

99.1	Press Release issued by CMI Industries, Inc. dated December 4, 2000.

99.2	Press Release issued by CMI Industries, Inc. dated February 2, 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMI INDUSTRIES, INC.

Date:	February 6, 2001	By:	/s/ James A. Ovenden

James A. Ovenden Senior Vice President and Chief Financial Officer